UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          SCHEDULE 13D
                       (Amendment No. 1*)

        Under the Securities Exchange Act of 1934

                Cellular Communications, Inc. (COMMA)
                    (Name of Issuer)

        Series A Common Stock, par value $.01 per share
               (Title of Class of Securities)

                CUSIP No. 150917102
                    (CUSIP Number)

                       Thomas F. Steyer
         Farallon Capital Management, L.L.C.
             One Maritime Plaza, Suite 1325
               San Francisco, California  94111
                     (415) 421-2132

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                      August 7, 1996
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule
13d-1(a) for other parties to whom copies are to be sent.


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

PAGE

                       SCHEDULE 13D

CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     580,000

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     580,000

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     580,000

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     2.9%

14   Type of Reporting Person*

     PN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     709,400

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     709,400

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     709,400

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     3.6%

14   Type of Reporting Person*

     PN

        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D


CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners II, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     116,700

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     116,700

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     116,700

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.6%

14   Type of Reporting Person*

     PN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D


CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Tinicum Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     New York

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     105,700

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     105,700

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     105,700

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.5%

14   Type of Reporting Person*

     PN

       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Management, L.L.C.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     202,100

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     202,100

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     202,100

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*


13   Percent of Class Represented by Amount in Row (11)

     1.0%

14   Type of Reporting Person*

      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                        SCHEDULE 13D

CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Partners, L.L.C.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,511,800

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,511,800

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,511,800

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     7.6%

14   Type of Reporting Person*

     00

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D


CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     David I. Cohen

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     South Africa

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,713,900

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,713,900

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,713,900

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     8.7%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Joseph F. Downes

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,713,900

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,713,900

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,713,900

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     8.7%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Fleur E. Fairman

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,511,800

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,511,800

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,511,800

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     7.6%

14   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D



CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Jason M. Fish

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,713,900

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,713,900

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,713,900

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     8.7%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                             SCHEDULE 13D


CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Andrew B. Fremder

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,713,900

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,713,900

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,713,900

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     8.7%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                             SCHEDULE 13D

CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     William F. Mellin

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,713,900

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,713,900

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,713,900

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     8.7%

14   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D


CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Stephen L. Millham

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,713,900

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,713,900

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,713,900

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     8.7%

14   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13D

CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Meridee A. Moore

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF


5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,713,900

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,713,900

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     1,713,900

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     8.7%

14   Type of Reporting Person*

     IN

                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


PAGE

                       SCHEDULE 13D

CUSIP NO. 150917102

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Thomas F. Steyer

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,713,900

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,713,900

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     1,713,900

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     8.7%

14   Type of Reporting Person*

     IN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

          This Amendment No. 1 to Schedule 13D amends the
Schedule 13D initially filed on July 22, 1996 (the
"Schedule 13D") as follows:

Item 3.   Source and Amount of Funds and Other
          Consideration.

          Item 3 as reported on the Schedule 13D is hereby amended and restated in its entirety as fol-lows:
          The net investment cost (including commissions) is $30,504,294 for the 580,000 Shares held by FCP, $37,281,836 for the 709,400 Shares held by FCIP, $6,135,-
471 for the 116,700 Shares held by FCIP II, $5,559,466
for the 105,700 Shares held by Tinicum and $10,638,156 for the 202,100 Shares held by the Managed Accounts. The consideration was obtained from the working capital of each respective entity (in the case of the Partnerships), or the working capital of the Managed Accounts.

          The Shares held by FCP, FCIP, FCIP II, Tinicum and the Managed Accounts are held in their respective margin accounts. Such margin accounts are maintained at Goldman Sachs & Co. and may from time to time have debit balances. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used with respect to the Shares purchased and sold. Currently, the interest rate charged on such margin accounts is the broker call rate plus 0.5% per annum.

Item 5.  Interest in Securities of the Issuer.

          Item 5 as reported on the Schedule 13D is hereby amended and restated in its entirety as follows:

     A.   Farallon Capital Partners, L.P.

               (a), (b)  The information set forth in
                         Rows 7, 8, 9, 10, 11 and 13 of
                         the cover page hereto for FCP
                         is incorporated herein by ref-
                         erence.   The percentage amount
                         set forth in Row 13 of

PAGE
                         such cover page and of each
                         other cover page filed herewith
                         is calculated based upon the
                         19,784,585 Shares reported by
                         the Company to be outstanding
                         as of July 10, 1996 in the Com-
                         pany's Proxy Statement dated
                         July 17, 1996.

          (c) The trading dates, number of Shares pur-chased or sold and the price per Share for all transactions in the Shares in the past 60 days are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d)  The General Partner has the power to
               direct the affairs of FCP, including
               decisions regarding the disposition of
               the proceeds from the sale of the Shares.

          (e)       Not applicable.

     B.   Farallon Capital Institutional Partners, L.P.

          (a), (b)  The information set forth in Rows 7,
                    8, 9, 10, 11 and 13 of the cover
                    page hereto for FCIP is incorporated
                    herein by reference.

          (c) The trading dates, number of Shares pur-chased or sold and the price per Share for all transactions in the Shares in the past 60 days are set forth on Schedule B hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d)  The General Partner has the power to
               direct the affairs of FCIP, including
               decisions regarding the disposition of
               the proceeds from the sale of the Shares.

          (e)  Not applicable.







     C.   Farallon Capital Institutional Partners II,
          L.P.

          (a), (b)  The information set forth in Rows 7,
                    8, 9, 10, 11 and 13 of the cover
                    page hereto for FCIP II is incorpo-
                    rated herein by reference.

          (c) The trading dates, number of Shares pur-chased or sold and the price per Share for all transactions in the Shares in the past 60 days are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

PAGE

          (d)  The General Partner has the power to
               direct the affairs of FCIP II, including decisions regarding the disposition of the proceeds from the sale of the Shares.

               (e)  Not applicable.

     D.   Tinicum Partners, L.P.

          (a), (b)  The information set forth in Rows 7,
                    8, 9, 10, 11 and 13 of the cover
                    page hereto for Tinicum is incorpo-
                    rated herein by reference.

          (c) The trading dates, number of Shares pur-chased or sold and the price per Share for all transactions in the Shares in the past 60 days are set forth on Schedule D hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d)  The General Partner has the power to
               direct the affairs of Tinicum, including decisions regarding the disposition of the proceeds from the sale of the Shares.

               (e)  Not applicable.

     E.   Farallon Capital Management, L.L.C.

          (a), (b)  The information set forth in Rows 7,
                    8, 9, 10, 11 and 13 of the cover
                    page hereto for FCMLLC is incorpo-
                    rated herein by reference.

          (c) The trading dates, number of Shares pur-chased, sold or transferred and the price per Share for all transactions in the Shares by the Managed Accounts in the past 60 days are set forth on Schedule E hereto and are incorporated herein by reference. All of such purchases or sales were open-market transactions.

          (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds from the sale of the Shares held by the Managed Accounts. Mr. Steyer is the senior managing member of FCMLLC, and Messrs. Cohen, Downes, Fish, Fremder,
               Millham, and Mellin and Ms. Moore are
               managing members of FCMLLC.

          (e)  Not applicable.

PAGE

     F.   Farallon Partners, L.L.C.

          (a), (b)  The information set forth in rows 7,
                    8, 9, 10, 11, and 13 of the cover
                    page hereto for FPLLC is incorporat-
                    ed herein by reference.

          (c)  None.

          (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Mr. Steyer is the senior managing member of FPLLC, and Messrs. Cohen, Downes, Fish, Fremder,
               Mellin and Millham and Mdmes. Fairman and
               Moore are managing members of FPLLC.

          (e)  Not applicable.

     G.   David I. Cohen

          (a), (b)  The information set forth in Rows 7,
                    8, 9, 10, 11 and 13 of the cover
                    page hereto for Cohen is incorporat-
                    ed herein by reference.

               (c)       None.

               (d)  FPLLC as the General Partner has the
                    power to direct the affairs of the
                    Partnerships, including the disposi-
                    tion of the proceeds from the sale
                    of the Shares.  FCMLLC, as an in-
                    vestment adviser, has the power to
                    direct the disposition of the pro-
                    ceeds from the sale of shares held
                    by the Managed Accounts.  Mr. Cohen
                    is a managing member of FCMLLC and
                    FPLLC.

          (e)  Not applicable.

     H.   Joseph F. Downes

          (a), (b)  The information set forth in Rows 7,
                    8, 9, 10, 11 and 13 of the cover
                    page hereto for Downes is incorpo-
                    rated herein by reference.

          (c)  None.
PAGE

          (d)  FPLLC as the General Partner has the
               power to direct the affairs of the Part-nerships, including the disposition of the proceeds from the sale of the Shares.
               FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds from the sale of shares held by the Managed Accounts. Mr. Downes is a managing member of FCMLLC and FPLLC.

          (e)  Not applicable.

     I.   Fleur E. Fairman

          (a), (b)  The information set forth in Rows 7,
                    8, 9, 10, 11 and 13 of the cover
                    page hereto for Fairman is incorpo-
                    rated herein by reference.

          (c)  None.

          (d)  FPLLC as the General Partner has the
               power to direct the affairs of the Part-nerships, including the disposition of the proceeds from the sale of the Shares.
               Ms. Fairman is a managing member of FPL-
               LC.

          (e)  Not applicable.

     J.   Jason M. Fish

          (a), (b)  The information set forth in Rows 7,
                    8, 9, 10, 11 and 13 of the cover
                    page hereto for Fish is incorporated
                    herein by reference.

          (c)  None.

          (d)  FPLLC as the General Partner has the
               power to direct the affairs of the Part-nerships, including the disposition of the proceeds from the sale of the Shares.
               FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds from the sale of shares held by the Managed Accounts. Mr. Fish is a managing member of FCMLLC and FPLLC.

          (e)  Not applicable.



     K.   Andrew B. Fremder

          (a), (b)  The information set forth in Rows 7,
                    8, 9, 10, 11 and 13 of the cover
                    page hereto for Fremder is incorpo-
                    rated herein by reference.
PAGE

          (c)  None.

          (d)  FPLLC as the General Partner has the
               power to direct the affairs of the Part-nerships, including the disposition of the proceeds from the sale of the Shares.
               FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds from the sale of accounts. Mr.
               Fremder is a managing member of FCMLLC
               and FPLLC.

          (e)  Not applicable.

     L.   William F. Mellin

          (a), (b)  The information set forth in Rows 7,
                    8, 9, 10, 11 and 13 of the cover
                    page hereto for Mellin is incorpo-
                    rated herein by reference.

          (c)  None.

          (d)  FPLLC as the General Partner has the
               power to direct the affairs of the Part-nerships, including the disposition of the proceeds from the sale of the Shares.
               FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds from the sale of shares held by the Managed Accounts. Mr. Mellin is a managing member of FCMLLC and FPLLC.

          (e)  Not applicable.

     M.   Stephen L. Millham

          (a), (b)  The information set forth in Rows 7,
                    8, 9, 10, 11 and 13 of the cover
                    page hereto for Millham is incorpo-
                    rated herein by reference.

          (c)  None.

          (d)  FPLLC as the General Partner has the
               power to direct the affairs of the Part-nerships, including the disposition of the proceeds from the sale of the Shares.
               FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds from the sale of shares held by the Managed Accounts. Mr. Millham is a managing member of FCMLLC and FPLLC.

          (e)  Not applicable.

PAGE

     N.   Meridee A. Moore

          (a), (b)  The information set forth in Rows 7,
                    8, 9, 10, 11 and 13 of the cover
                    page hereto for Moore is incorporat-
                    ed herein by reference.

          (c)  None.

          (d)  FPLLC as the General Partner has the
               power to direct the affairs of the Part-nerships, including the disposition of the proceeds from the sale of the Shares.
               FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds from the sale of shares held by the Managed Accounts. Ms. Moore is a managing member of FCMLLC and FPLLC.

          (e)  Not applicable.

     O.   Thomas F. Steyer

          (a), (b)  The information set forth in Rows 7,
                    8, 9, 10, 11 and 13 of the cover
                    page hereto for Steyer is incorpo-
                    rated herein by reference.

          (c)  None.

          (d)  FPLLC as the General Partner has the
               power to direct the affairs of the Part-nerships, including the disposition of the proceeds from the sale of the Shares.
                FCMLLC, as an investment adviser, has
               the power to direct the disposition of
               the proceeds from the sale of the Shares held by the Managed Accounts. Mr. Steyer is the senior managing member of FCMLLC and FPLLC.

          (e)  Not applicable.

     The ownership of the Shares reported hereby for FCP, FCIP, FCIP II, Tinicum and the Managed Accounts are owned directly by such entities. Each of Cohen, Downes, Fremder, Fish, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owners of all such Shares, each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to the beneficial owners of all such Shares other than the Shares owned by the Managed Accounts, and FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC,
Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham,
Moore and Steyer hereby disclaim any beneficial ownership of any such Shares.

PAGE

                      SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  August ___, 1996


                    /s/ Thomas F. Steyer
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General
                    Partner of FARALLON CAPITAL PARTNERS,
                    L.P., FARALLON CAPITAL INSTITUTIONAL
                    PARTNERS, L.P., FARALLON CAPITAL
                    INSTITUTIONAL PARTNERS, II, L.P.,
                    and TINICUM PARTNERS, L.P.
                    By Thomas F. Steyer,
                    Senior Managing Member



                    /s/ Thomas F. Steyer
                    FARALLON CAPITAL MANAGEMENT, L.L.C.
                    By Thomas F. Steyer,
                    Senior Managing Member



                    /s/ Thomas F. Steyer
                    Thomas F. Steyer, individually and as
                    attorney-in-fact for each of David
                    I. Cohen, Joseph F. Downes, Fleur E.
                    Fairman, Jason M. Fish, Andrew B.
                    Fremder, William F. Mellin, Stephen
                    L. Millham, and Meridee A. Moore.



PAGE

                                                ANNEX 1



     Set forth below, with respect to each managing member of the General Partner of FCIP, FCIP II, FCP and
Tinicum, is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.
The following is set forth below with respect to Farallon
Capital Management, L.L.C. and Farallon Partners, L.L.C.:
(a) name; (b) address; (c) principal business; (d) state of organization; (e) controlling persons.

1.   (a)  Farallon Capital Management, L.L.C.
     (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza, Suite 1325
               San Francisco, CA  94111
     (c) Serves as investment adviser to various man-aged accounts
     (d)  Delaware limited liability company
     (e)  Managing Members: Thomas F. Steyer, Senior
          Managing Member, David I. Cohen, Joseph H.
          Downes, Jason M. Fish, Andrew B. Fremder,
          William F. Mellin, Stephen L. Millham and
          Meridee A. Moore, Managing Members.

2.   (a)  Farallon Partners, L.L.C.
     (b)  One Maritime Plaza, Suite 1325
          San Francisco, CA  94111
     (c) Serves as general partner to investment part-nerships
     (d)  Delaware limited liability company
     (e)  Managing Members:  Thomas F. Steyer, Senior
          Managing Member, David I. Cohen, Joseph H.
          Downes, Fleur E. Fairman, Jason M. Fish,
          Andrew B. Fremder, William F. Mellin, Stephen
          L. Millham and Meridee A. Moore, Managing
          Members.

3.   (a)  David I. Cohen
     (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza, Suite 1325
               San Francisco, CA  94111
     (c)  Managing Member of Farallon Partners, L.L.C.;
          Managing Member of Farallon Capital Manage-ment, L.L.C.
     (d)  South African Citizen

4.   (a)  Joseph F. Downes
     (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza, Suite 1325
               San Francisco, CA  94111
     (c)  Managing Member of Farallon Partners, L.L.C.;
          Managing Member of Farallon Capital Manage-ment, L.L.C.
     (d)  United States Citizen
PAGE

5.   (a)  Fleur E. Fairman
     (b)  993 Park Avenue
          New York, New York  10028
     (c)  Managing Member of Farallon Partners, L.L.C.
     (d)  United States Citizen

6.   (a)  Jason M. Fish
     (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza, Suite 1325
               San Francisco, CA  94111
     (c)  Managing Member of Farallon Partners, L.L.C.;
          Managing Member of Farallon Capital Manage-ment, L.L.C.
     (d)  United States Citizen

7.   (a)  Andrew B. Fremder
     (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza, Suite 1325
               San Francisco, CA  94111
     (c)  Managing Member of Farallon Partners, L.L.C.;
          Managing Member of Farallon Capital Manage-ment, L.L.C.
     (d)  United States Citizen

8.   (a)  William F. Mellin
     (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza, Suite 1325
               San Francisco, CA  94111
     (c)  Managing Member of Farallon Partners, L.L.C.;
          Managing Member of Farallon Capital Manage-ment, L.L.C.
     (d)  United States Citizen

9.   (a)  Stephen L. Millham
     (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza, Suite 1325
               San Francisco, CA  94111
     (c)  Managing Member of Farallon Partners, L.L.C.;
          Managing Member of Farallon Capital Manage-ment, L.L.C.
     (d)  United States Citizen

10.  (a)  Meridee A. Moore
     (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza, Suite 1325
               San Francisco, CA  94111
     (c)  Managing Member of Farallon Partners, L.L.C.;
          Managing Member of Farallon Capital Manage-ment, L.L.C.
     (d)  United States Citizen

PAGE

11.  (a)  Thomas F. Steyer
     (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza, Suite 1325
               San Francisco, CA  94111
     (c)  Senior Managing Member of Farallon Partners,
          L.L.C.; Senior Managing Member of Farallon
          Capital Management, L.L.C.; Director, NAB
          Asset Corporation
     (d)  United States Citizen

PAGE

                         SCHEDULE A

              FARALLON CAPITAL PARTNERS, L.P.

                 NO. OF SHARES             PRICE
                 PURCHASED "P"            PER SHARE
TRADE DATE         OR SOLD ("S")   (including commission)


06/07/96             1,700P                  $53.125
06/13/96            38,000P                  $53.56
06/18/96            21,600P                  $53.435
06/18/96             8,500P                  $53.375
07/09/96             3,100S                  $52.625
07/10/96             3,100S                  $52.25
07/11/96             6,300S                  $51.75
07/15/96             6,300S                  $51.56
07/16/96             1,800P                  $50.875
07/17/96             9,000P                  $51.25
07/18/96             1,800P                  $52.00
07/19/96             3,600P                  $52.875
07/22/96            14,100P                  $52.50
07/22/96            12,400P                  $52.437
07/22/96           194,200P                  $52.49
07/24/96             1,800P                  $51.80
07/25/96             3,700P                  $51.875
07/25/96             9,200P                  $52.30
07/26/96             2,600P                  $52.425
07/29/96            13,200P                  $52.25
07/30/96             8,200P                  $52.025
07/31/96            10,700P                  $52.63
08/01/96             1,000P                  $53.00
08/01/96            17,600P                  $53.57
08/02/96             4,200P                  $53.13
08/02/96             1,800P                  $54.05
08/06/96            16,100P                  $53.14
08/07/96             9,600P                  $53.31

PAGE

                         SCHEDULE B


       FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

                 NO. OF SHARES            PRICE
                 PURCHASED ("P")         PER SHARE
TRADE DATE         OR SOLD ("S")   (including commission)


06/07/96             1,600P                  $53.125
06/13/96             31,000P                 $53.56
06/18/96             21,500P                 $53.435
06/18/96              8,400P                 $53.375
07/09/96              3,900S                 $52.625
07/10/96              3,900S                 $52.25
07/11/96              7,800S                 $51.75
07/15/96              7,800S                 $51.56
07/16/96              2,100P                 $50.875
07/17/96             11,000P                 $51.25
07/18/96              2,100P                 $52.00
07/19/96              4,400P                 $52.875
07/22/96             16,700P                 $52.50
07/22/96             14,800P                 $52.437
07/22/96            231,000P                 $52.49
07/24/96              2,000P                 $51.80
07/25/96              4,400P                 $51.875
07/25/96             11,000P                 $52.30
07/26/96              3,400P                 $52.425
07/29/96             16,800P                 $52.25
07/30/96             10,500P                 $52.025
07/31/96             14,400P                 $52.63
08/01/96              1,500P                 $53.00
08/01/96             23,000P                 $53.57
08/02/96              5,800P                 $54.13
08/02/96              2,200P                 $54.05
08/06/96             19,600P                 $53.14
08/07/96             12,600P                 $53.31

PAGE

                         SCHEDULE C

      FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

                 NO. OF SHARES            PRICE
                 PURCHASED ("P")         PER SHARE
TRADE DATE         OR SOLD ("S")   (including commission)


06/07/96               300P                  $53.125
06/13/96             5,000P                  $53.56
06/18/96             3,800P                  $53.435
06/18/96             1,500P                  $53.375
07/09/96               800S                  $52.625
07/10/96               800S                  $52.25
07/11/96             1,700S                  $51.75
07/15/96             1,700S                  $51.56
07/16/96               200P                  $50.875
07/17/96             1,000P                  $51.25
07/18/96               200P                  $52.00
07/19/96               400P                  $52.875
07/22/96             1,500P                  $52.50
07/22/96             1,300P                  $52.437
07/22/96            21,000P                  $52.49
07/25/96               400P                  $51.875
07/25/96             1,000P                  $52.30
07/26/96               800P                  $52.425
07/29/96             4,000P                  $52.25
07/30/96             2,500P                  $52.025
07/31/96             3,400P                  $52.63
08/01/96             5,500P                  $53.57
08/02/96             1,900P                  $54.12
08/06/96             3,200P                  $53.14
08/07/96             3,000P                  $53.31

PAGE

                         SCHEDULE D

                   TINICUM PARTNERS, L.P.

                 NO. OF SHARES           PRICE
                 PURCHASED ("P")        PER SHARE
TRADE DATE         OR SOLD ("S")   (including commission)


06/07/96              400P                   $53.125
06/13/96             8,000P                  $53.56
06/18/96             5,100P                  $53.435
06/18/96             2,000P                  $53.375
07/09/96               900S                  $52.625
07/10/96               800S                  $52.25
07/11/96             1,400S                  $51.75
07/15/96             1,500S                  $51.56
07/16/96               300P                  $50.875
07/17/96             1,300P                  $51.25
07/18/96               300P                  $52.00
07/19/96               500P                  $52.875
07/22/96             1,900P                  $52.50
07/22/96             1,700P                  $52.437
07/22/96            26,300P                  $52.49
07/25/96               500P                  $51.874
07/25/96             1,300P                  $52.30
07/26/96               500P                  $52.424
07/29/96             2,400P                  $52.25
07/30/96             1,500P                  $52.025
08/01/96             2,800P                  $53.57
08/02/96             1,000P                  $53.13
08/06/96             3,000P                  $54.13
08/07/96             1,500P                  $53.31

PAGE

                         SCHEDULE E

            FARALLON CAPITAL MANAGEMENT, L.L.C.


                 NO. OF SHARES
                 PURCHASED ("P"),               PRICE
                 SOLD ("S"), OR               PER SHARE
TRADE DATE       TRANSFERRED ("T")      (including
commission)


06/07/96              400P                  $53.125
06/13/96            8,000P                  $53.56
06/18/96            5,100P                  $53.435
06/18/96            2,000P                  $53.375
07/09/96              500S                  $52.625
07/10/96              500S                  $52.25
07/11/96            1,000S                  $51.75
07/15/96            1,000S                  $51.56
07/16/96              200P                  $50.875
07/17/96            1,000P                  $51.25
07/18/96              200P                  $52.00
07/19/96              400P                  $52.875
07/22/96            1,500P                  $52.50
07/22/96            1,300P                  $52.437
07/22/96           21,000P                  $52.49
07/25/96              400P                  $51.875
07/25/96            1,000P                  $52.30
07/26/96              300P                  $52.423
07/29/96            1,600P                  $52.25
07/30/96            1,000P                  $52.025
07/31/96            1,400P                  $52.68
08/01/96            3,300P                  $53.57
08/01/96           13,600T                  $52.625
08/02/96            1,100P                  $54.12
08/06/96            2,500P                  $53.14
08/07/96            1,800P                  $53.31
06/07/96              300P                  $53.125
06/13/96            5,000P                  $53.56
06/18/96            3,200P                  $53.435
06/18/96            1,300P                  $53.375
07/09/96              500S                  $52.625
07/10/96              500S                  $52.25
07/11/96            1,000S                  $51.75
07/15/96              900S                  $51.56
07/16/96              200P                  $50.875
07/17/96            1,000P                  $51.25
07/18/96              200P                  $52.00
07/19/96              400P                  $52.875
07/22/96            1,500P                  $52.50
07/22/96            1,300P                  $52.437
07/22/96           21,000P                  $52.49
07/25/96              200P                  $51.875
07/25/96              500P                  $52.30
07/26/96              100P                  $52.42
07/29/96              400P                  $52.25
07/30/96              300P                  $52.023
07/31/96              300P                  $52.63
08/01/96              600P                  $53.57
08/02/96              200P                  $54.13
08/06/96              900P                  $53.14
08/07/96              300P                  $53.31
06/07/96              200P                  $53.125
06/13/96            3,000P                  $53.56
06/18/96            1,900P                  $53.435
06/18/96              800P                  $53.375
07/09/96              200S                  $52.625
07/10/96              200S                  $52.25
07/11/96              400S                  $51.75
07/15/96              500S                  $51.56
07/16/96              100P                  $50.875
07/17/96              500P                  $51.25
07/18/96              100P                  $52.00
07/19/96              200P                  $52.875
07/22/96              800P                  $52.50
07/22/96              700P                  $52.437
07/22/96           10,500P                  $52.49
07/25/96              400P                  $51.875
07/25/96            1,000P                  $52.30
07/26/96              300P                  $52.423
07/29/96            1,600P                  $52.25
07/30/96            1,000P                  $52.025
07/31/96            1,300P                  $52.63
08/01/96            2,200P                  $53.57
08/02/96              800P                  $54.13
08/06/96            2,200P                  $53.14
08/07/96            1,200P                  $53.31
06/07/96              100P                  $53.125
06/13/96            2,000P                  $53.56
06/18/96            1,300P                  $53.435
06/18/96              500P                  $53.375
07/03/96            2,000S                  $53.00
07/09/96              100S                  $52.62
07/10/96              200S                  $52.25
07/11/96              400S                  $51.75
07/15/96              300S                  $51.56
07/16/96              100P                  $50.87
07/17/96              200P                  $51.25
07/18/96              100P                  $52.00
07/19/96              100P                  $52.87
08/01/96           13,600T                  $52.625